kpmg LLP
Chartered Accountants                                 Telephone  (416) 228-7000
Yonge Corporate Centre                                Telefax    (416) 228-7123
4120 Yonge Street Suite 500                           www.kpmg.ca
North York ON M2P 2B8

auditors' report To the Shareholders

We have audited the consolidated balance sheets of Lingo Media Inc. as at December 31, 2001 and 2000 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.


Chartered Accountants

Toronto, Canada
May 3, 2002


comments by auditors for u.s. readers on canada -united states reporting differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the financial statements. Our report to the shareholders dated May 3, 2002, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

[GRAPHIC OMITTED]
Chartered Accountants

Toronto, Canada
May 3, 2002

Lingo Media Inc.
Consolidated Balance Sheets

December 31, 2001 and 2000

--------------------------------------------------------------------------------------
                                                               2001             2000
--------------------------------------------------------------------------------------

Assets

Current assets:
     Cash and cash equivalents                           $     7,473      $    44,207
     Short-term investments                                        -           67,099
     Accounts receivable                                     336,840          170,523
     Loan receivable (note 3)                                 34,383           62,401
     Prepaid expenses                                         52,778           86,787
     Work in progress                                        100,380           50,051
--------------------------------------------------------------------------------------
                                                             531,854          481,068

Capital assets, net (note 4)                                  51,388           64,235
Development costs, net (note 5)                              850,619          726,345
Acquired publishing content, net (note 6)                    335,681          353,349
Software development costs, net (note 7)                     113,835          124,184

--------------------------------------------------------------------------------------
                                                         $ 1,883,377      $ 1,749,181
--------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current liabilities:
     Bank indebtedness                                   $         -      $   145,000
     Accounts payable                                        165,229          282,753
     Accrued liabilities                                      41,000           30,450
     Customer deposits                                             -           50,250
     Current portion of long-term debt (note 8)              411,096           50,700
--------------------------------------------------------------------------------------
                                                             617,325          559,153

Long-term debt (note 8)                                       54,480           47,250

Shareholders' equity:
     Capital stock (note 10)                               2,720,891        2,607,391
     Deficit                                              (1,509,319)      (1,464,613)
--------------------------------------------------------------------------------------
                                                           1,211,572        1,142,778

Future operations (note 1)
Commitments (note 17)

--------------------------------------------------------------------------------------
                                                         $ 1,883,377      $ 1,749,181
--------------------------------------------------------------------------------------


          See accompanying notes to consolidated financial statements.


On behalf of the Board:

Michael P. Kraft         Director
-----------------------

Richard J.G. Boxer       Director
-----------------------

Lingo Media Inc.
Consolidated Statements of Operations and Deficit

Years ended December 31, 2001, 2000 and 1999

--------------------------------------------------------------------------------------------------------
                                                              2001             2000              1999
--------------------------------------------------------------------------------------------------------

Revenue                                               $    333,691     $    527,051       $   732,127
Cost of sales                                               42,138          371,668           475,957
--------------------------------------------------------------------------------------------------------
                                                           291,553          155,383           256,170

Expenses:
     General and administrative (note 12)                  406,961          661,170           505,313
     Interest on long-term debt                             48,952           12,509            44,688
     Other interest and bank charges                         4,698           44,589            36,805
     Amortization                                           84,774           87,112            89,785
--------------------------------------------------------------------------------------------------------
                                                           545,385          805,380           676,591
--------------------------------------------------------------------------------------------------------

Loss before the undernoted                                (253,832)        (649,997)         (420,421)

Gain on sale of subsidiary (note 15)                       197,719                -                 -

Gain on issue of shares by subsidiary (note 16)             48,750                -           143,962
--------------------------------------------------------------------------------------------------------

Loss before income taxes                                    (7,363)        (649,997)         (276,459)

Income taxes (note 11)                                      37,343          125,000                 -
--------------------------------------------------------------------------------------------------------

Loss for the year                                          (44,706)        (774,997)         (276,459)

Deficit, beginning of year                              (1,464,613)        (689,616)         (413,157)

--------------------------------------------------------------------------------------------------------
Deficit, end of year                                  $ (1,509,319)    $ (1,464,613)      $  (689,616)
--------------------------------------------------------------------------------------------------------

Loss per share - basic and diluted                    $      (0.00)    $      (0.05)      $     (0.03)

--------------------------------------------------------------------------------------------------------

Weighted average number of
   common shares outstanding                            16,095,471       14,567,994        10,783,827

--------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

Lingo Media Inc.
Consolidated Statements of Cash Flows

Years ended December 31, 2001, 2000 and 1999

----------------------------------------------------------------------------------------------------------
                                                            2001              2000               1999
----------------------------------------------------------------------------------------------------------

Cash provided by (used in):

Operations:
     Loss for the year                                 $   (44,706)     $   (774,997)       $   (276,459)
     Items not affecting cash:
         Gain on sale of subsidiary                       (197,719)                -                   -
         Future income taxes                                     -           125,000                   -
         Amortization of capital assets                     12,847            12,612               6,869
         Amortization of development costs                  43,910            74,500              82,916
         Amortization of acquired
           publishing content                               17,668                 -                   -
         Amortization of software
           development costs                                10,349                 -                   -
     Change in non-cash operating
       working capital:
         Short-term investments                             67,099           (67,099)                  -
         Grants receivable                                       -                 -              69,387
         Accounts receivable                              (193,173)         (110,396)            110,296
         Loan receivable                                    28,018           (62,401)                  -
         Prepaid expenses                                   34,697           (68,735)             14,600
         Work in progress                                  (50,329)              129              18,041
         Accounts payable and accrued liabilities          (33,087)            4,750             142,375
         Customer deposits                                 (50,250)                -             (96,916)
----------------------------------------------------------------------------------------------------------
                                                          (354,676)         (866,637)             71,109

Financing:
     Bank indebtedness                                           -                 -             108,716
     Repayment of bank indebtedness                       (145,000)         (105,000)                  -
     Increase in long-term debt                            566,713                 -             137,762
     Repayment of long-term debt                          (199,087)         (420,362)            (50,700)
     Issuance of capital stock, net                        113,500         1,841,872                   -
----------------------------------------------------------------------------------------------------------
                                                           336,126         1,316,510             195,778

Investments:
     Purchase of capital assets                                  -           (46,305)             (8,501)
     Development costs                                    (168,184)         (348,689)           (144,874)
     Software development costs                                  -           (30,957)            (93,227)
     Proceeds on sale of subsidiary                        150,000                 -                   -
----------------------------------------------------------------------------------------------------------
                                                           (18,184)         (425,951)           (246,602)
----------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash
   equivalents                                             (36,734)           23,922              20,285

Cash and cash equivalents, beginning of year                44,207            20,285                   -

----------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                 $     7,473      $     44,207        $     20,285
----------------------------------------------------------------------------------------------------------

Supplemental cash flow information:
     Interest paid                                     $    38,730      $     57,098        $     67,286

----------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

Lingo Media Inc.
Notes to Consolidated Financial Statements (continued)

Years ended December 31, 2001, 2000 and 1999

--------------------------------------------------------------------------------

Lingo Media Inc.
Notes to Consolidated Financial Statements

Years ended December 31, 2001, 2000 and 1999

--------------------------------------------------------------------------------


LingoMedia Inc. (the "Company") develops, publishes, licenses and distributes books, audiocassettes, multimedia and ancillary products for English language learning for the school and retail markets in China and Canada.

1.   Future operations:


     These financial statements have been prepared on a going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business. The application of the going concern concept is dependent on the Company's ability to generate future profitable operations and/or obtain additional financing to fund future operations.


2.   Significant accounting policies:


     (a)  Basis of presentation:


     These consolidated financial statements include the accounts of the Company
     and  its  subsidiaries.   All  significant  intercompany  transactions  and
     balances have been eliminated.


     (b)  Revenue recognition:


     Revenue from the sale of publishing and ancillary products is recognized upon delivery and as long as all vendor obligations have been satisfied. Amounts received in advance of revenue recognition are recorded as customer deposits.


     (c)  Cash and cash equivalents:


     Cash and cash equivalents consist of cash in the bank and highly liquid investments with maturities of three months or less at the time of purchase.


     (d)  Short-term investments:


     Short-term investments consist of highly liquid investments with original maturities greater than three months but less than one year when purchased and are carried at cost plus accrued interest.

     (e)  Work in progress:


     Work in progress is recorded at the lower of cost and net realizable value.


     (f)  Capital assets:


     Capital assets are recorded at cost and are amortized over their estimated useful lives on a declining-balance basis at the following annual rate:

--------------------------------------------------------------------------------

           Office equipment                                        20%

--------------------------------------------------------------------------------

     (g)  Development costs:


     Development costs associated with pre-operating expenses of Alpha Media(TM), Alpha Publishing(TM) and Alpha Brand Name Books(TM) have been capitalized. In addition, the Company has capitalized pre-operating costs relating to establishing a business base in the United States and the development of business in China. Pre-operating costs are capitalized until the commencement of commercial operations and then amortized on a straight-line basis, over a maximum of five years. The carrying value is assessed on a periodic basis to determine if a write-down is required.


     (h)  Acquired publishing content:


     The costs of obtaining the English as a Foreign Language ("EFL") program entitled "Communications: An Interactive EFL Program" and an international folktale series entitled "Stories Lost and Found: The Universe of Folktale" have been capitalized and are being amortized over a five-year period. The carrying value is assessed on a periodic basis to determine if a write-down is required.

     (i)  Software development costs:


     The Company has deferred software development costs incurred in connection with a computer software program to be used by children in reading and writing that promote and facilitate the development of communication skills in the English language. Software development costs are deferred once technological feasibility for a product is established. Software development costs are amortized on a straight-line basis over a maximum of three years. The carrying value is assessed on a periodic basis to determine if a write-down is required.


     (j)  Future income taxes:


     The Company follows the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes. Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. Future income tax assets are recorded in the financial statements if realization is considered more likely than not.


     (k)  Foreign currency translation:


     Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the consolidated balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Transactions in foreign currencies are translated into Canadian dollars at the approximate rates prevailing at the dates of the transactions. Foreign exchange gains and losses are included in loss for the year.


     Integrated foreign operations of subsidiaries are translated into Canadian dollars at exchange rates prevailing at the consolidated balance sheets date for monetary items and at exchange rates prevailing at the transaction dates for non-monetary items. Revenue and expenses are translated at exchange rates prevailing during the year. Exchange gains and losses are included in loss for the year.

     (l)  Use of estimates:

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting year. Actual results could differ from those estimates.

     The Company's deferred costs relating to pre-operating expenses and certain other intangible assets have been stated at cost less accumulated amortization on the basis that amounts will be recoverable from commercial operations. The Company supports the carrying value of these assets based on the undiscounted value of expected future operating income. Significant changes in these estimates of future operating income could result in material impairments of development costs, software development costs and acquired publishing content.

     (m)  Loss per share:

     In fiscal 2001,  the Company  adopted the new  provisions  of CICA Handbook
     Section 3500, "Earnings per Share". Basic earnings per share is computed using the weighted average number of common shares that are outstanding during the year. Diluted earnings per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

     Previously, the Company calculated diluted earnings per share using the imputed earnings method. The change in accounting policy has been applied retroactively and had no impact on previously reported amounts.


     (n)  Stock-based compensation plan:


     The Company has adopted a stock option plan for employees, officers, directors and consultants of the Company. To date, all stock options issued under this plan have an exercise price equal to the fair value of the underlying common shares on the date of grant. The stock option plan is described in note 10(b). If stock or stock options are repurchased, the excess of the consideration paid over the carrying amount of the stock or stock option cancelled is charged to deficit.

3.   Loan receivable:

     The loan receivable is due on demand, bears interest at Royal Bank of Canada prime lending rate plus 1% per annum, and is secured by a personal guarantee.

4.   Capital assets:

     Capital assets consist of the following:

------------------------------------------------------------------------------------------------------
                                                                        2001                 2000
------------------------------------------------------------------------------------------------------
       Office equipment:
           Cost                                               $       96,438         $     96,438
           Less accumulated amortization                              45,050               32,203
------------------------------------------------------------------------------------------------------
                                                              $       51,388         $     64,235
------------------------------------------------------------------------------------------------------

5.   Development costs:


     Development costs consist of the following:
------------------------------------------------------------------------------------------------------
                                                                        2001                 2000
------------------------------------------------------------------------------------------------------

       Cost                                                   $    1,135,099         $    966,915
       Less accumulated amortization                                 284,480              240,570
------------------------------------------------------------------------------------------------------
                                                              $      850,619         $    726,345
------------------------------------------------------------------------------------------------------


6.   Acquired publishing content:

     Acquired publishing content consists of the
     following:
------------------------------------------------------------------------------------------------------
                                                                        2001                 2000
------------------------------------------------------------------------------------------------------

       Cost                                                   $      353,349         $    353,349
       Less accumulated amortization                                  17,668                    -
------------------------------------------------------------------------------------------------------
                                                              $      335,681         $    353,349
------------------------------------------------------------------------------------------------------


7.   Software development costs:

       Software development costs consist of the following:
------------------------------------------------------------------------------------------------------
                                                                        2001                 2000
------------------------------------------------------------------------------------------------------

       Cost                                                     $    124,184         $    124,184
       Less accumulated amortization                                  10,349                    -

------------------------------------------------------------------------------------------------------
                                                                $    113,835         $    124,184
------------------------------------------------------------------------------------------------------
8.     Long-term debt:

------------------------------------------------------------------------------------------------------
                                                                        2001                 2000
------------------------------------------------------------------------------------------------------

       Bank loan, bearing interest at prime rate plus 8% per
       annum, secured by a general security agreement
         and due in full on April 1, 2002                              $ 364,621         $       -
       Bank loan, repayable in monthly instalments of $4,225
         plus interest, bearing interest at 4.75% per annum, secured by a general security agreement, maturing November 23, 2002.
         During the year, the bank offered to extend the terms of
         repayment by an additional four months thereby the loan
         will mature on March 23, 2003                                    59,150            97,950
       Shareholder loan, bearing interest at 12% per annum and
         due on January 31, 2003                                          36,805                 -
       Shareholder loan, bearing interest at 12% per annum and
         due on January 31, 2003                                           5,000                 -
-------------------------------------------------------------------------------------------------------
                                                                         465,576            97,950

       Less current portion                                              411,096            50,700

-------------------------------------------------------------------------------------------------------
                                                                       $  54,480         $  47,250
-------------------------------------------------------------------------------------------------------

9.   Related party balances and transactions:

     During the reporting year, the Company had the following transactions with related parties that have not been disclosed elsewhere in the financial statements:

     Consulting fees of $100,000 (2000 - $73,000; 1999 - $36,000) were paid to a company controlled by a director of the Company. At December 31, 2001, $10,700 (2000 - nil) is included in accounts payable. A success fee of $5,000 (2000 - $50,000; 1999 - nil) was paid to a company controlled by a director of the Company.

     The shareholder loans bear interest at 12% (2000 - 10%; 1999 - 10%) per annum. Interest expense for the year was $8,963 (2000 - $7,374; 1999 - $3,112).

10.  Capital stock, warrants and stock options:

       (a) Authorized:
                Unlimited preference shares, no par value
                Unlimited common shares, no par value

           The following details the changes in issued and outstanding shares and warrants for the three years ended December 31, 2001:

--------------------------------------------------------------------------------
                                                             Common shares
                                                     Number               Amount
--------------------------------------------------------------------------------

           Balance, December 31, 1998 and 1999   10,783,827       $      765,519
           Issued:
                Private placement (i)             5,000,000            1,811,872
                Options exercised                   150,000               30,000
--------------------------------------------------------------------------------

           Balance, December 31, 2000            15,933,827            2,607,391
           Issued:
                Private placement (ii)            1,000,000               93,500
                Options exercised                   100,000               20,000

--------------------------------------------------------------------------------
           Balance, December 31, 2001            17,033,827       $    2,720,891
--------------------------------------------------------------------------------

(i) During March and April 2000, the Company completed a private placement of 5,000,000 common shares, 2,500,000 Class A Purchase Warrants and 2,500,000 Class B Purchase Warrants for cash proceeds, net of issue costs, of $1,811,872. The Class A Purchase Warrants entitled the holder to acquire one common share for a price of $0.50 per share for each warrant. The Class B Purchase Warrants entitled the holder to acquire one common share for a price of $1.00 per share for each warrant. The Class A Purchase Warrants expired without being exercised on December 15, 2000 and the Class B Purchase Warrants expired on September 30, 2001 without being exercised.

(ii) On November 23, 2001, the Company completed a private placement of 1,000,000 common shares and 500,000 Class C Purchase Warrants for cash proceeds, net of issue costs, of $93,500. The Class C Purchase Warrants entitle the holder to acquire one common share for a price of $0.15 per share for each warrant. The Class C Purchase Warrants expire on November 23, 2002. As at December 31, 2001, all the Class C Purchase Warrants remain outstanding.

     (b)  Stock option plan:


     During May 2001, the Company adopted a new stock option plan (the "New Plan") to replace the previous plan. The New Plan was established for the benefit of the directors, senior officers, employees and consultants who provide services to the Company. The maximum number of common shares which may be set aside for issuance under the New Plan is 15% of the issued and outstanding common shares, provided that the Board of Directors has the right, from time to time, to increase such number subject to the approval of the shareholders of the Company when required by law or regulatory authority. Under the New Plan, the exercise price of each option cannot be less than the market price of the shares at time of grant, except for a permitted discount. The exercise period of the options granted cannot exceed five years. The vesting conditions are specified by the TSX Venture Exchange whereby all options under the New Plan vest over an 18-month period with no greater than 16.67% of any options granted to an optionee vesting in any three-month period or such longer period as the Board may determine. The expiry dates for the options outstanding as at December 31, 2001 ranges from January 28, 2003 to November 1, 2006.

     Changes for the stock option plans during the years ended December 31, 2001, 2000 and 1999 were as follows:

--------------------------------------------------------------------------------------------------------
                                      2001                      2000                      1999
                            -----------------------   -----------------------   -----------------------
                                           Weighted                  Weighted                  Weighted
                                            average                   average                   average
                            Number of      exercise    Number of     exercise    Number of     exercise
                               shares         price       shares        price       shares        price
--------------------------------------------------------------------------------------------------------

    Options outstanding,
       beginning of year    1,210,000      $   0.34      965,000     $   0.20      725,000      $  0.20
    Options granted           925,000          0.14      700,000         0.50      370,000         0.20
    Options exercised        (100,000)         0.20     (150,000)        0.20            -            -
    Options cancelled         (60,000)         0.20     (305,000)        0.20     (130,000)        0.20
    Options expired           (80,000)         0.20            -            -            -            -

--------------------------------------------------------------------------------------------------------
    Options outstanding,
       end of year          1,895,000          0.43    1,210,000         0.34      965,000         0.20
--------------------------------------------------------------------------------------------------------

    Options exercisable,
       end of year          1,017,536      $   0.26      916,664     $   0.24      965,000      $  0.20

--------------------------------------------------------------------------------------------------------

     The following table summarizes information about stock options outstanding at December 31, 2001:

------------------------------------------------------------------------------------------------
                                  Options outstanding                      Options vested
                       ------------------------------------------    --------------------------
                           Weighted
                                          average        Weighted                      Weighted
     Range of                           remaining         average                       average
     exercise               Number    contractual        exercise         Number       exercise
     price             outstanding           life           price    outstanding          price
------------------------------------------------------------------------------------------------

     $0.10 - $0.12         725,000           4.55        $   0.03         87,516        $  0.12
     $0.20 - $0.22         790,000           2.52            0.21        690,020           0.20
     $0.45 - $0.50         380,000           3.65            0.49        240,000           0.49

------------------------------------------------------------------------------------------------
                         1,895,000           3.53            0.43      1,017,536           0.26
------------------------------------------------------------------------------------------------

11.  Income taxes:

     The provision for income taxes reflects an effective income tax rate which differs from the Canadian corporate income tax rate as follows:

---------------------------------------------------------------------------------------------------------
                                                          2001                2000                 1999
---------------------------------------------------------------------------------------------------------

       Combined basic Canadian federal
         and provincial income tax rate                  42.1%               43.6%                44.6%

---------------------------------------------------------------------------------------------------------
       Effective income tax charge on the
         income before income taxes              $      (3,000)      $    (283,000)       $    (123,000)
       Increase (decrease) resulting form:
           Change in the valuation allowance
              for future tax assets allocated to
              income tax expense                       (54,000)            318,000                    -
           Adjustment to future tax assets and
              liabilities for enacted changes in
              tax laws and rates                       230,000                   -                    -
           Effect of losses, the tax effect of
              which has not been recorded                    -                   -              123,000
           Non-taxable portion of gain on
              sale of subsidiary                       (55,000)                  -                    -
           Non-taxable portion of gain on
              issue of shares of subsidiary            (21,000)                  -                    -
           Withholding tax on sales to China            37,343                   -                    -
           Other                                       (97,000)             90,000                    -

---------------------------------------------------------------------------------------------------------
                                                 $      37,343       $     125,000        $           -
---------------------------------------------------------------------------------------------------------

       The tax effect of temporary differences representing future tax assets is as follows:

-------------------------------------------------------------------------------
                                            2001           2000          1999
-------------------------------------------------------------------------------

   Future tax assets:
       Operating loss carryforwards    $ 650,000     $  660,000    $  517,000
       Share issue costs                  90,000        134,000        72,000
       Capital assets                          -              -        12,000
-------------------------------------------------------------------------------
                                         740,000        794,000       601,000

       Valuation allowance              (740,000)      (794,000)     (476,000)

-------------------------------------------------------------------------------
   Net future tax assets               $       -     $        -    $  125,000
-------------------------------------------------------------------------------

     In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income, uncertainties related to the industry in which the Company operates and tax planning strategies in making this assessment.

     At December 31, 2001, the Company has non-capital losses available for carryforward for Canadian income tax purposes amounting to $2,088,000. These losses expire in the following fiscal years:

--------------------------------------------------------------------------------

       2002                                                          $   121,000
       2003                                                              271,000
       2005                                                              501,000
       2006                                                              303,000
       2007                                                              505,000
       2008                                                              387,000

--------------------------------------------------------------------------------
                                                                     $ 2,088,000
--------------------------------------------------------------------------------

     The Company also has non-capital losses available for carryforward for United States income tax purposes amounting to U.S $30,000 and U.S. $28,000, expiring in 2019 and 2021, respectively.

12.  Government grants:

     The Company received government grants of nil (2000 - $141,958; 1999 - $129,967), which were used to reduce general and administrative expenses relating to the Company's publishing projects in China.

13.  Financial instruments and risk management:

(a)  Currency risk:

     The Company is subject to currency risk through its activities outside of Canada. Unfavourable changes in the exchange rate may affect the operating results of the Company. The Company is also exposed to foreign exchange risk as a substantial amount of its revenue is denominated in U.S. dollars and Chinese Reminibi ("RMB").

     The Company does not actively use derivative instruments to reduce its exposure to foreign currency risk. There were no derivative instruments outstanding at December 31, 2001 and 2000.

(b)  Fair market values:

     The carrying values of cash and cash equivalents, short-term investments, accounts receivable, loan receivable, bank indebtedness and accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity. The fair value of long-term debt is not significantly different from its carrying value based on rates for similar instruments currently available to the Company and its maturity terms. The fair value of the shareholder loans is not determinable due to their related party nature and terms.

(c)  Concentration of credit risk:

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, accounts receivable and loan receivable. Cash and short-term investments consist of deposits with major financial institutions. With respect to accounts receivable, the Company performs periodic credit evaluations of the financial condition of its customers and typically does not require collateral from them. Management assesses the need for allowances for potential credit losses by considering the credit risk of specific customers, historical trends and other information. The loan receivable is secured by a personal guarantee.

     A summary of sales to major customers that exceeded 10% of total sales during the year and the approximate amount due from the customer, as of December 31, 2001, are as follows:

--------------------------------------------------------------------------------
                                                                     Accounts
                                             Sales                 receivable
--------------------------------------------------------------------------------
                                  2001        2000      1999             2001
--------------------------------------------------------------------------------

           Customer 1              74%           -        -%    $     210,786
           Customer 2              19%          8%        -%          109,500
           Customer 3                -         54%        -%                -
           Customer 4                -         38%        -%                -
           Customer 5                -           -       52%                -
           Customer 6                -           -       19%                -
           Customer 7                -           -       11%                -
           Customer 8                -           -       10%                -

--------------------------------------------------------------------------------

14.  Segment information:

     The Company operates as an international business and has no distinct reportable business segments.

     The Company is developing books, audiocassettes, multimedia and ancillary products for English language learning to be sold or licensed to the school market, primarily in China and Canada. This service is called Educational Publishing. The Company also develops original publishing properties on a contract basis for corporate clients. This service is called Trade Publishing.

     The Company's revenue by geographic region based on the region in which the customer is located is as follows:

--------------------------------------------------------------------------------
                                2001                2000                 1999
--------------------------------------------------------------------------------

       Canada          $      21,068        $    482,991         $    649,067
       China                 312,623              44,060                    -
       Other                       -                   -               83,060

--------------------------------------------------------------------------------
                       $     333,691        $    527,051         $    732,127
--------------------------------------------------------------------------------

     Substantially all of the Company's identifiable assets as at December 31, 2001 and 2000 are located in Canada.

     The Company's revenue by type of service is as follows:

--------------------------------------------------------------------------------
                                        2001             2000              1999
--------------------------------------------------------------------------------

       Educational Publishing  $     333,691     $     43,500      $          -
       Trade Publishing                    -          483,551           732,127

--------------------------------------------------------------------------------
                               $     333,691     $    527,051      $    732,127
--------------------------------------------------------------------------------

15.  Gain on sale of subsidiary:

     On May 28, 2001, the Company sold its majority-owned subsidiary, AlphaCom Corporation.

16.  Gain on issue of shares by subsidiary:

     On December 27, 2001, EnglishLingo, Inc., a subsidiary of the Company, issued common shares for proceeds of U.S. $32,500 to "accredited investors" in Ontario pursuant to the distribution exemption as a "closely-held issuer" within the meaning of Rule 45-501 of the Ontario Securities Commission. As a result of this offering, the Company recorded a dilution gain of $48,750.

     On April 13, 1999, AlphaCom Corporation, a subsidiary of the Company, sold U.S. $100,000 of common shares to qualified investors pursuant to the offering exemptions from registration with the Securities and Exchange Commission in the United States provided by Regulation D, Rule 504 of the 1993 Securities Act. As a result of this offering, the Company recorded a dilution gain of $143,962.

17.    Commitments:

     Future minimum lease payments under operating leases for premises and equipment are as follows:

--------------------------------------------------------------------------------

       2002                                                       $    20,127
       2003                                                            20,127
       2004                                                            20,127
       2005                                                             4,631

--------------------------------------------------------------------------------
                                                                  $    65,012
--------------------------------------------------------------------------------

18.  Subsequent events:

     (a)  Private placement:

     During March 2002, the Company completed a private placement of 3,700,000 common shares and 2,775,000 Class D Purchase Warrants for cash proceeds, net of issue costs of $349,000. The Class D Purchase Warrants entitle the holder to acquire one common share for a price of $0.10 per share for each warrant. The Class D Purchase Warrants expire March 2003.

     (b)  Gain on issue of shares by subsidiary:

     During January 2002, EnglishLingo, Inc., a subsidiary of the Company, issued common shares for proceeds of U.S. $45,000 to "accredited investors" in Ontario pursuant to the distribution exemption as a "closely-held issuer" within the meaning of Rule 45-501 of the Ontario Securities Commission. As a result of this offering, the Company recorded a dilution gain of $67,500.

19. Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP"):

     The consolidated financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") as applied in Canada. In the following respects, GAAP as applied in the United States differs from that applied in Canada:

----------------------------------------------------------------------------------------------------
                                                        2001               2000              1999
----------------------------------------------------------------------------------------------------

   Loss for the year - Canadian GAAP              $  (44,706)     $    (774,997)    $    (276,459)
   Impact of United States GAAP and adjustments:
       Development costs (a)                        (168,184)          (348,689)         (144,874)
       Amortization of development costs              43,910             74,500            82,916
       Software development costs (b)                      -            (30,957)          (93,227)
       Amortization of software
          development costs                           10,349                  -                 -
       Compensation expense (c)                      (59,983)           (22,500)          (35,500)

----------------------------------------------------------------------------------------------------
   Loss for the year - United States GAAP         $ (218,614)     $  (1,102,643)    $    (467,144)
----------------------------------------------------------------------------------------------------

     The   cumulative   effect  of  these   adjustments   on  the   consolidated
     shareholders' equity of the Company is as follows:

-----------------------------------------------------------------------------------------------
                                                       2001            2000             1999
-----------------------------------------------------------------------------------------------

       Shareholders' equity based on
         Canadian GAAP                        $   1,211,572    $  1,142,778       $   75,903
       Development costs (a)                       (850,619)       (726,345)        (452,156)
       Software development costs (b)              (113,835)       (124,184)         (93,227)
       Compensation expense (c)                    (124,033)        (64,050)         (41,550)

-----------------------------------------------------------------------------------------------
       Shareholders' equity - United States
         GAAP                                 $     123,085    $    228,199       $ (511,030)
-----------------------------------------------------------------------------------------------

     Under United States GAAP, the amounts shown on the consolidated balance sheets for development costs and software development costs would both be nil.

19. Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP") (continued):

     (a)  Development costs:

     Under Canadian GAAP, the Company defers the incremental costs relating to the development and pre-operating phases of new businesses and amortizes these costs on a straight-line basis over periods up to five years. Under United States GAAP, these costs are expensed as incurred.

     (b)  Software development costs:

     Under United States GAAP, the software development costs would be expensed as incurred.

     (c)  Options to consultants:

     Under Canadian GAAP, the Company does not recognize compensation expense when stock or stock options are issued to consultants. Any consideration paid on exercise of stock options or purchase of stock is credited to share capital. Under United States GAAP, the Company records compensation expense based on the fair value for stock or stock options granted in exchange for services from consultants.

     (d)  Statement of comprehensive income:

     Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") establishes standards for the reporting and disclosure of comprehensive income and its components in financial statements. Components of comprehensive income or loss include net income or loss and all other changes in other non-owner changes in equity, such as the change in the cumulative translation adjustment and the unrealized gain or loss for the year on "available-for-sale" securities. For all periods presented, comprehensive loss is the same as loss for the year.

     (e)  Stock-based compensation disclosure:

     The Company measures compensation expense relating to employee stock option plans for United States GAAP purposes using the intrinsic value method specified by APB Opinion No. 25, which in the Company's circumstances would not be materially different from compensation expense as determined under Canadian GAAP.

19. Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP") (continued):

     Had the Company determined compensation expense based on the fair values at the grant dates of the stock options consistent with the method prescribed under Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 123 ("SFAS 123"), the Company's loss would have been reported as the pro forma amounts indicated below:

--------------------------------------------------------------------------------
                                        2001             2000             1999
--------------------------------------------------------------------------------

     Loss in accordance with
        United States GAAP        $ (218,614)    $ (1,102,643)      $ (467,144)
     Pro forma loss                 (271,881)      (1,127,018)        (499,894)

--------------------------------------------------------------------------------
     Pro forma loss per share -
        basic and diluted         $   (0.02)     $      (0.08)      $    (0.05)
--------------------------------------------------------------------------------

     The effects on pro forma disclosure of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosure in future years.

     The weighted average estimated fair value at the date of grant, as defined by SFAS 123, for options granted in fiscal 2001 was $0.13 (2000 - $0.45; 1999 - $0.18).

     The fair value of each option granted was estimated on the date of grant using the Black-Scholes fair value option pricing model with the following assumptions:

--------------------------------------------------------------------------------
                                                      2001     2000     1999
--------------------------------------------------------------------------------

           Risk-free interest rate                   3.65%    6.09%    5.67%
           Dividend yield                                -        -        -
           Expected volatility                        129%     519%     576%
           Expected life of the options in years      5         5        5

--------------------------------------------------------------------------------

     For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis.

19. Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP") (continued):

     (f)  Recent accounting pronouncements:


          (i) In July 2001, the CICA and FASB issued new similar standards for Business Combinations, Goodwill and Other Intangible Assets. These standards provide new guidance on the accounting for a business combination at the date a business combination is completed. Specifically, they require use of the purchase method of accounting for all business combinations initiated after June 30, 2001, thereby eliminating use of the pooling-of-interests method. These standards also require that goodwill and certain other intangible assets will no longer be amortized and will be tested for impairment at least annually and written down only when impaired. The Company does not believe that the adoption of these standards will have a material impact on its financial statements.

          (ii) In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and for the associated asset retirement costs. SFAS No. 143 is effective for the Company's fiscal year beginning January 1, 2002. The Company does not believe that the adoption of SFAS No. 143 will have a material impact on its financial statements.

          (iii)In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and related literature and establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The Company is required to adopt SFAS No. 144 for its fiscal year beginning January 1, 2002. The Company does not believe that the adoption of SFAS No. 144 will have a material impact on its financial statements.

19. Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP") (continued):

     (iv) In November 2001, the CICA amended Handbook Section 1650, Foreign Currency Translation and issued Accounting Guideline 13, Hedging Relationships ("AcG 13"). The revision to Section 1650 will eliminate the deferral and amortization of foreign currency translation differences resulting from the translation of long-term monetary assets and liabilities denominated in foreign currencies. All such translation differences will be charged directly to income, Section 1650 will be in effect as of January 1, 2002. AcG 13 establishes new criteria for hedge accounting and will apply to all hedging relationships in effect on or after January 1, 2003. On January 1, 2003, the Company will reassess all hedging relationships to determine whether the criteria are met or not and will apply the new guidance on a prospective basis. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. Effectiveness requires a high correlation of changes in fair values or cash flows between the hedged item and the hedge. The Company does not believe that the adoption of revised
          Section 1650 and AcG 13 will have a material impact on its financial statements.

     (v) Effective January 1, 2002, the Company will adopt the new Canadian accounting standard for stock-based compensation and other stock-based payments. The new standards will require additional disclosures for options granted to employees and that a compensation cost be recorded for the fair value of options granted to non-employees. The new standards for non-employees will be similar in many respects to SFAS No. 123. The Company has not determined the impact on its financial statements of adopting these standards.

20.  Comparative figures:

     Certain comparative figures have been reclassified to conform with the current year's financial statement presentation.

                                LINGO MEDIA INC.

                       CONSOLIDATED INTERIN BALANCE SHEETS
                         (Expressed in Canadian dollars)
                                   (Unaudited)
                                  March 31,2002


                                     ASSETS
                                                      March 31, 2002         December 31, 2001

CURRENT:
   Cash and cash equivalents                               $ 460,398               $ 7,473
   Accounts receivable, net                                  545,671               336,840
   Loan receivable                                            34,716                34,383
   Prepaid expenses and other                                 57,107                52,778
   Inventory on hand                                          29,572                    -
   Work in process                                                 -               100,380
                                                      ---------------      ----------------
                                                           1,127,464               531,854

Capital assets, net                                           48,819                51,388
Development costs, net                                       817,300               850,619
Acquired publishing content, net                             318,014               335,681
Software development costs, net                              103,486               113,835
                                                      ---------------      ----------------
                                                            2,415,083             1,883,377
                                                      ---------------      ----------------
                                   LIABILITIES
CURRENT:
      Accounts payable                                     $ 309,149             $ 165,229
      Accrued liabilities                                     41,000                41,000
      Current portion of long-term debt (Note 2)             502,925               411,096
                                                      ---------------      ----------------
                                                             853,074               617,326

Long-term debt                                                     -                54,480
                                                      ---------------      ----------------
                                                             853,074               671,806
                                                      ---------------      ----------------

              SHAREHOLDERS' EQUITY
Capital Stock
Authorized  Unlimited common shares and
            preferred shares with no par value
Issued      20,733,827 common shares (December 31,
            2001; 17,033,827)                              3,077,391             2,720,891
Deferred stock-based compensation                             (6,458)                     -
Deficit                                                   (1,508,924)           (1,509,319)
                                                      ---------------      ----------------
                                                           1,562,009             1,211,572
                                                      ---------------      ----------------
                                                          $2,415,083            $1,883,377
                                                      ---------------      ----------------

        See accompanying notes to the consolidated financial statements

                                LINGO MEDIA INC.
                    CONSOLIDATED INTERIM STATEMENT OF DEFICIT
                         (Expressed in Canadian dollars)
                                   (Unaudited)
                    FOR THE THREE MONTHS ENDED MARCH 31, 2002

                                        For the three months ended
                                                  March 31
                                   -----------------------------------
                                          2002              2001

Deficit, beginning of period        (1,509,319)       (1,464,613)


Net income (loss) for the period            396         (114,482)

                                   -------------    --------------
Deficit, end of period              (1,508,924)       (1,579,095)
                                   =============    ==============

See accompanying notes to the consolidated financial statements.

                                LINGO MEDIA INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         (Expressed in Canadian dollars)
                                   (Unaudited)
                    FOR THE THREE MONTHS ENDED MARCH 31, 2002

                                                            For the three months ended March 31
                                                           ---------------------------------------
                                                                    2002                     2001


Revenue
    Educational publishing revenue                             $   419,166
                                                                                             64,500
    Cost of sales                                                  285,103
                                                                                                  -
                                                        -------------------   ----------------------
                                                                   134,063
                                                                                             64,500
                                                        -------------------   ----------------------

Expenses

    Selling, general and administrative                            108,406                  139,622

    Amortization of capital assets and deferred assets              63,904                   23,032

    Amortization of deferred stock-based compensation                1,042                        -

    Interest on long term debt                                      13,266                        -

    Other interest and bank charges                                  1,415                   16,328

                                                        -------------------   ----------------------
Loss before the undernoted
                                                                  (53,970)                (114,482)

    Gain on Issue of Shares of Subsidiary
                                                                  (67,500)                        -

                                                        -------------------   ----------------------

                                                                    13,530                (114,482)
NET INCOME (LOSS) BEFORE INCOME TAXES

Income Taxes
                                                                    13,135                        -

                                                        -------------------   ----------------------
NET INCOME (LOSS) FOR THE PERIOD                                 $     396           $    (114,482)
                                                        ===================   ======================

                                                         -------------------   ----------------------
Net Income (Loss) Per Share - Basic and Diluted                 $     0.00           $       (0.01)
                                                         -------------------   ----------------------

Weighted average number of common shares outstanding            17,046,025               14,567,994


        See accompanying notes to the consolidated financial statements.

                                LINGO MEDIA INC.
            CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN CASH FLOWS
                         (Expressed in Canadian dollars)
                                   (Unaudited)
                    FOR THE THREE MONTHS ENDED MARCH 31, 2002


                                                                    For the three months ended March 31
                                                                   -------------------------------------
                                                                              2002                 2001
                                                                             -----                -----

OPERATING ACTIVITIES
             Net income (loss) for the period                       $          396            $ (114,482)

Items not affecting Cash:
             Amortization of capital assets and deferred assets
                                                                             63,904               16,328
             Amortization of deferred stock-based compensation                                         -
                                                                              1,042
                                                                    ----------------       --------------
                                                                             65,342             (98,154)
Change in non-cash working capital items:
             Accounts payable                                                                   (60,192)
                                                                            143,920
             Accrued liabilities                                                  -
                                                                                                       -
             Accounts receivables                                                                 61,693
                                                                          (208,831)
             Loan Receivable                                                                       (966)
                                                                              (333)
             Prepaid expenses and other                                                            (967)
                                                                            (4,329)
             Inventory on hand
                                                                           (29,572)                    -
             Work in process
                                                                            100,380                    -
                                                                    ----------------       --------------
                                                                             66,576             (98,586)
                                                                    ----------------       --------------
FINANCING ACTIVITIES
             Issuance of capital stock, net
                                                                            349,000                    -
             Decrease in bank indebtedness
                                                                                  -            (145,000)
             Shareholder loan
                                                                                  -              195,000
             Increase in long-term debt
                                                                             37,349             (17,675)
                                                                     ----------------       --------------
                                                                            386,349               32,325
                                                                     ----------------       --------------
INVESTING ACTIVITIES
             Deferred expenses
                                                                                  -             (40,444)
             Increase in short-term investments
                                                                                  -               67,099
                                                                     ----------------       --------------
                                                                                  -               26,655
                                                                     ----------------       --------------
Increase (decrease) in cash and cash equivalents
                                                                            452,925             (39,606)
Cash and cash equivalents - Beginning of period
                                                                              7,473               44,207
                                                                    ----------------       --------------
Cash and cash equivalents - End of period                                 $ 460,398              $ 4,601
                                                                    ================       ==============

        See accompanying notes to the consolidated financial statements.

                                Lingo Media Inc.

                         (Expressed in Canadian Dollars)

                    For the three months ended March 31, 2002
--------------------------------------------------------------------------------

Lingo Media Inc. (the "Company") develops, publishes, licenses and distributes books, audiocassettes, multimedia and ancillary products for English language learning for the school and retail markets in China and Canada.

1.   Future operations

These financial statements have been prepared on a going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business. The application of the going concern concept is dependent on the Company's ability to generate future profitable operations and/or obtain additional financing to fund future operations.

2.   Significant accounting policies:

The disclosures contained in these unaudited interim consolidated financial statements do not include all requirements of generally accepted accounting principles (GAAP) for annual financial statements. The unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements for the year ended December 31, 2001.

The unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary to present fairly the financial position of the Company as of March 31, 2002 and the results of operations and cash flows for the three months ended March 31, 2001 and 2002.

The Company experiences seasonal variation in revenue.

The  unaudited  interim   consolidated   financial  statements  are  based  upon
accounting principles consistent with those used and described in the annual consolidated financial statements, except the following:

(a)  Business Combinations, goodwill and other intangible assets:

In September 2001, the Canadian Institute of Chartered Accountants (CICA) issued Handbook Sections 1581 "Business combinations" and 3062 "Goodwill and other intangible assets". The new standards mandate the purchase method of accounting for business combinations and require that goodwill no longer be amortized but instead be tested for impairment at least annually. The standards also specify criteria that intangible assets must meet to be recognized and reported apart from goodwill. The standards require that the value of the shares issued in a business combination be measured using the average share price for a reasonable period before and after the date the terms of the acquisition are agreed to and announced. Previously, the consummation date was used to value the shares issued in a business combination. The new standards are substantially consistent with U.S. GAAP. Adoption of the new standards has not impacted the consolidated financial statements as the Company does not have intangible assets with an indefinite life or goodwill.

(b)  Stock-based compensation and other stock-based payments:

Effective January 1, 2002, the Company adopted the new CICA Handbook Section 3870, which requires that a fair value based method of accounting be applied to all stock-based payments to non-employees and to direct awards of stock to employees. However, the new standard permits the Company to continue its existing policy of recording no compensation cost on the grant of stock options to employees with the addition of pro forma information. The Company has applied the pro forma disclosure provisions of the new standard to awards granted on or after January 1, 2002. The pro forma effect of awards granted prior to January 1, 2002 has not been included.

The standard requires the disclosure of pro forma net earnings and earnings per share information as if the Company had accounted for employee stock options under the fair value method. The fair value of the options issued in the quarter is determined using the Black-Scholes option pricing model. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to income over the vesting period. For the three months ended March 31, 2002, the Company's pro forma net earnings is identical to reported earnings as there were no options issued to employees.

3.  Long-term debt:

---------------------------------------------------------------------------------------------------------
                                                                             March 2002     December 2001
---------------------------------------------------------------------------------------------------------

   Bank Loan, repayable in monthly instalments of $4,225 plus interest, bearing interest at 4.75% per annum, secured by a general security agreement, maturing November 23, 2002. During the period, BDC extended the terms of repayment by an additional four months
      thereby the loan will mature on March 23, 2003.                         $50,700         $59,150
   Shareholder loan payable due to a company controlled by a
      director of the Company, is interest bearing at 12%
      per annum and is due in full on January 31, 2003                         49,135           5,000
   Shareholder loan payable, interest bearing at 12% per annum and
      is due on January 31, 2003                                               38,469          36,805
   Bank Loan payable, interest bearing at prime rate plus 8%
      per annum and is due in full on April 1, 2002                           364,621         364,621
---------------------------------------------------------------------------------------------------------
                                                                              502,925         465,576

  Less current portion                                                        502,925         411,096

---------------------------------------------------------------------------------------------------------
                                                                             $      -      $   54,480
---------------------------------------------------------------------------------------------------------

4.   Private placement:

During March 2002, the Company completed a private placement of 3,700,000 common shares and 2,775,000 Class D Purchase Warrants for cash proceeds, net of issue costs, of $349,000. The Class D Purchase Warrants entitle the holder to acquire one common share for a price of $0.10 per share for each warrant. The Class D Purchase Warrants expire in March 2003.

5.   Stock options:

On March 31, 2002,  the Company had 2,020,000  (March 2001 - 1,410,000)  options outstanding.

6.   Segment information:

The Company operates as an international business and has no distinct reportable business segments.

The Company is developing books, audiocassettes, multimedia and ancillary products for English language learning to be sold or licensed to the school market, primarily in China and Canada. This service is called Educational Publishing. The Company also develops original publishing properties on a contract basis for corporate clients. This service is called Trade Publishing.

The Company's revenue by geographic region based on the region in which the customer is located is as follows:

------------------------------------------------------------------------------
                                             March 2002           March 2001
------------------------------------------------------------------------------

       Canada                              $    331,893         $          -
       China                                     87,273               64,500

------------------------------------------------------------------------------
                                           $    419,166         $     64,500

Substantially all of the Company's identifiable assets as at March 31, 2002 and December 31, 2001 are located in Canada.


The Company's revenue by type of service is as follows:

--------------------------------------------------------------------------------
                                            March 2002           March 2001
--------------------------------------------------------------------------------

       Educational Publishing             $    419,166         $     64,500
       Trade Publishing                              -                    -

--------------------------------------------------------------------------------
                                          $    419,166         $     64,500
--------------------------------------------------------------------------------

7.      Gain on issue of shares by subsidiary:

During January 2002, EnglishLingo, Inc., a subsidiary of the Company, issued common share for proceeds of U.S. $45,000 (CDN $67,500). As a result of this offering, the Company recorded a dilution gain of CDN$67,500.

8. Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP"):

The consolidated financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") as applied in Canada. In the following respects, GAAP as applied in the United States differs from that applied in
Canada:

--------------------------------------------------------------------------------
                                                              March 31, 2002
         March 31, 2001
--------------------------------------------------------------------------------

       Net income (loss) for the period - Canadian GAAP $ 396 $ (114,482) Impact of U.S. GAAP and adjustments:
           Development costs (a)                               -      (40,444)
           Amortization of development costs              33,319       13,343
           Software development costs (b)                      -            -
           Amortization of software development costs     10,349            -
           Compensation expense (c)                      (20,117)      (9,083)

--------------------------------------------------------------------------------
       Gain (Loss) for the year - U.S. GAAP               $23,947  $ (150,666)
--------------------------------------------------------------------------------

8. Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP") (continued):

The cumulative effect of these adjustments on the consolidated shareholders' equity of the Company is as follows:

------------------------------------------------------------------------------------------
                                                      March 31, 2002      March 31, 2001
------------------------------------------------------------------------------------------

       Shareholders' equity based on Canadian GAAP    $1,562,009        $   1,211,572
       Development costs (a)                            (817,300)            (850,619)
       Software development costs (b)                   (103,486)            (113,635)
       Compensation expense (c)                         (187,650)            (124,033)

------------------------------------------------------------------------------------------
       Shareholders' equity - U.S. GAAP               $  453,573        $     123,085
------------------------------------------------------------------------------------------

Under United States GAAP, the amounts shown on the consolidated balance sheet for development costs and software development costs would both be nil.

(a)Development costs:

Under Canadian GAAP, the Company defers the incremental costs relating to the development and pre-operating phases of new businesses and amortizes these costs on a straight-line basis over periods up to three years. Under United States GAAP, these costs are expensed as incurred.

8. Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP") (continued):

(b)  Software development costs:


Under United States GAAP, the software development costs would be expensed as incurred.

(c)  Options to consultants:

Prior to January 1, 2002, the Company did not recognize compensation expense under Canadian GAAP when stock or stock options were issued to consultants. Under U.S. GAAP, the Company has always recorded compensation expense based on the fair value for stock or stock options granted in exchange for services from consultants.

(d   Statement of comprehensive income:

Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") establishes standards for the reporting and disclosure of comprehensive income and its components in financial statements. Components of comprehensive income or loss include net income or loss and all other changes in other non-owner changes in equity, such as the change in the cumulative translation adjustment and the unrealized gain or loss for the year on "available-for-sale" securities. For all periods presented, comprehensive income is the same as net income.